FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana--(BUSINESS WIRE)—April 22, 2011.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $896,000 or $0.32 per diluted share for the quarter ended March 31, 2011, compared to $1.0 million or $0.36 per diluted share for the quarter ended March 31, 2010.

The decrease in net income is primarily due to an increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

Net interest income after provision for loan losses increased $37,000 for the quarter ended March 31, 2011 as compared to the same prior year period.  Interest income decreased $380,000 when comparing the periods as the average tax-equivalent yield on interest-earning assets decreased from 5.25% in the three-month period ended March 31, 2010 to 5.11% during the same period in 2011, primarily as a result of lower market interest rates.  The average balance of interest-earning assets decreased from $427.6 million to $410.2 million when comparing the same two periods, primarily due to a decline in the average balance of loans receivable.  Interest expense decreased $457,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 1.62% to 1.20% and the average balance of interest-bearing liabilities decreased from $373.2 million to $349.2 million, primarily due to a decline in the average balance of time deposits.  As a result, the interest-rate spread increased from 3.63% during the quarter ended March 31, 2010 to 3.91% during the same period in 2011.  The provision for loan losses increased from $460,000 for the quarter ended March 31, 2010 to $500,000 for the quarter ended March 31, 2011.  The Bank continued to provide reserves during the quarter to offset current period charge-offs and to provide for inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.

Noninterest income increased $100,000 for the three months ended March 31, 2011 as compared to the same period in 2010.  Service charges on deposit accounts and mortgage brokerage fees increased $86,000 and $14,000, respectively, when comparing the two periods.

Noninterest expense increased $362,000 for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, due primarily to increases in compensation and benefits expense and other operating expenses.  Compensation and benefits expenses increased $64,000 when comparing the two periods primarily due to normal salary increases.  Other operating expenses increased $373,000 for 2011 as compared to the prior year.  During the quarter ended March 31, 2010, the Bank received a $278,000 refund of disputed ATM charges paid by the Bank in 2009.  Costs associated with the maintenance and sale of foreclosed properties also increased by $34,000 during the quarter ended March 31, 2011 as compared to the same prior year period.

Total assets decreased $3.2 million to $449.2 million at March 31, 2011 compared to $452.4 million at December 31, 2010.  Total assets decreased primarily due to decreases of $7.5 million and $3.6 million in net loans receivable and loans held for sale, respectively.  These changes were partially offset by a $6.5 million increase in cash and cash equivalents.  Deposits decreased $3.4 million to $374.6 million at March 31, 2011 compared to $378.0 million at December 31, 2010.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due and foreclosed real estate) totaled $8.5 million at March 31, 2011 and December 31, 2010.

At March 31, 2011, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2011	2010
(Dollars in thousands, except per share data)

Total interest income	$5,099	$5,479
Total interest expense	1,052	1,509
Net interest income	4,047	3,970
Provision for loan losses	500	460
Net interest income after provision for loan losses	3,547	3,510

Total non-interest income	923	823
Total non-interest expense	3,252	2,890
Income before income taxes	1,218	1,443
Income tax expense	319	439
Net income	899	1,004
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$896	$1,001

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.32	$0.36

Diluted	$0.32	$0.36

Weighted average common shares outstanding:
Basic	2,787,272	2,777,467

Diluted	2,787,272	2,781,306

OTHER FINANCIAL DATA

Cash dividends per share	$0.19	$0.18
Return on average assets (annualized)	0.81%	0.87%
Return on average equity (annualized)	7.45%	8.58%
Net interest margin	4.08%	3.84%
Net overhead expense as a percentage
of average assets (annualized)	2.94%	2.51%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2011	2010
(Dollars in thousands)

Cash and cash equivalents	$28,027	$21,575
Investment securities	102,312	100,883
Gross loans receivable	291,669	299,023
Allowance for loan losses	4,577	4,473
Earning assets	408,552	414,114
Total assets	449,228	452,378
Deposits	374,633	378,003
FHLB debt	15,529	15,729
Repurchase agreements	8,698	8,669
Stockholders' equity, net of noncontrolling interest	48,239	47,893
Non-performing assets:
Nonaccrual loans	7,383	7,541
Accruing loans past due 90 days	281	370
Foreclosed real estate	803	591
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.45%	9.32%
Tier I - risk based	15.34%	14.83%
Total risk-based	16.16%	15.54%